January 27, 2012

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

We are very pleased to report net income of $917,000 for 2011 for United Bancorp, Inc., in part as a result of net income of $2.3 million in the fourth quarter of 2011. While our 2011 net income was below our historical earnings levels for years prior to the 2008 recession, it does represent a significant improvement from the losses we incurred for 2010 and 2009.

United’s credit quality continued to show improvement in 2011, and at year-end, our nonperforming loans and nonperforming assets were at the lowest levels in more than two years. United also achieved improved financial performance in the areas of net interest income, noninterest income and expense control for the fourth quarter in comparison to the third quarter of 2011.

The enclosed press release details our financial results for the most recent quarter and full year, and we encourage you to review it for more in-depth financial information. Particularly notable are the trends by quarter for the past five quarters. We anticipate filing our annual report on Form 10-K with the Securities & Exchange Commission in February 2012, and additional details of our financial results will be available at that time.

As you will note in the attached press release, we opened our first loan production office in Brighton in December of 2011, and we anticipate opening a loan production office in Monroe in the first half of 2012. We thank you for your support, encouragement and dedication to United, and we encourage you to contact us with your questions or comments.

Sincerely,

/s/ James C. Lawson	/s/ Robert K. Chapman
James C. Lawson	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

United Bancorp, Inc. • Post Office Box 1127 • 2723 South State Street • Ann Arbor,  Michigan  48104 • Phone 734.214.3700